Exhibit 5.1
QUICKSILVER RESOURCES INC.
777 West Rosedale Street
Fort Worth, Texas 76104
August 8, 2008
Quicksilver Resources Inc.
777 W. Rosedale Street
Fort Worth, Texas 76104
Re: Quicksilver Resources Inc. – Registration Statement on Form S-3
Ladies and Gentlemen:
     I am the Senior Vice President, General Counsel and Secretary of Quicksilver Resources Inc. (the “Company”). I have acted as counsel to the Company in connection with the authorization of the issuance by the Company and sale of 10,400,468 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company by the persons and entities named as selling stockholders in the Registration Statement and associated preferred stock purchase rights of the Company (the “Rights”), as contemplated by the Company’s Registration Statement on Form S-3 to which this opinion is an exhibit (as the same may be amended from time to time, the “Registration Statement”).
     I have examined such documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of my opinions set forth below. In rendering my opinions, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. I have relied as to matters of fact, to the extent I deem proper, on certificates of responsible officers of the Company and of public officials.
     Based on the foregoing, I am of the opinion that:
     1. the Shares have been duly authorized and validly issued, and are fully paid and non-assessable; and
     2. the Rights have been duly authorized and validly issued and constitute valid and binding obligations of the Company.
     This opinion letter is limited in all respects to the General Corporation Law of the State of Delaware.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” contained in the prospectus constituting a part of the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ John C. Cirone
John C. Cirone